Exhibit 99.1

Calgon Carbon Announces that its Chairman, President and Chief Executive Officer, John S. Stanik, Will Retire

PITTSBURGH--(BUSINESS WIRE)--May 15, 2012--Calgon Carbon Corporation (NYSE: CCC) announced today that its chairman, president and chief executive officer, John S. Stanik, has decided to retire to spend time with his family. Mr. Stanik has agreed to stay with the company in his current positions until his replacement is put into place. Calgon Carbon’s board of directors will immediately begin a search to recruit Mr. Stanik’s replacement and expects to fill the position by the end of the third quarter of this year.

Commenting, Mr. Stanik said, “This has been one of the most difficult decisions of my career. I remain very enthusiastic about Calgon Carbon Corporation and its future, but circumstances dictate that I attend to family. Fortunately, Calgon Carbon has extremely talented senior leadership who I am very confident will continue to move the company forward.”

Lead director, Seth E. Schofield, further commented, “Calgon Carbon Corporation has seen tremendous growth under John’s leadership and is poised for additional growth and profitability. We thank John for his 21 years of service to the company and appreciate his agreement to stay with us while we make an orderly management transition. We will miss his leadership.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as "expect," "believe," "estimate," "anticipate," or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company's most recent Annual Report pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company's most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com